AMENDMENT NO. 9 TO SERVICE AGREEMENT

                                     BETWEEN

                            INTEGRAMED AMERICA, INC.

                                       AND

            SHADY GROVE FERTILTITY REPRODUCTIVE SCIENCE CENTER, P.C.


         THIS AMENDMENT NO. 9 TO SERVICE AGREEMENT ("Amendment ") is dated March 22, 2007 by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 ("IntegraMed") and Shady Grove Fertility Reproductive Science Center, P.C., a Maryland professional corporation, with its principal place of business at 15001 Shady Grove Road, Suite 310, Rockville, Maryland 20850 ("Shady Grove").

                                                      RECITALS:

         WHEREAS, IntegraMed and Shady Grove are parties to a Service Agreement dated March 12, 1998, as amended (the "Agreement") and

         WHEREAS, IntegraMed and Shady Grove wish to amend further the Agreement, in pertinent part to clarify certain financial and other terms and conditions;

         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and as contained in the Agreement, as amended, IntegraMed and Shady Grove agree as follows:

1.       Section 2.1 "Cost of Services" is hereby  amended to add the  following section 2.1.15 at the end thereof:

         "Section 2.1.15. Annual software license maintenance fees and hardware maintenance fees related to MISYS Optimum and software license and maintenance fees associated with all other software applications utilized by the PC, including but not limited to HRIS/ON-core, Goldmine, MAS500, Centrix, HelpSTAR, Secure ID/RSA token and spam reduction services; provided, however, any of such fees, including fees not identified here, currently being absorbed by IntegraMed shall continue to be absorbed by IntegraMed and any of such fees, including fees not identified here, currently being absorbed by PC shall continue to be absorbed by PC. In the event new software offerings are made available to PC by IntegraMed, PC shall have the option of selecting its own software, rather than accepting the IntegraMed offered software. In such event, PC shall hold IntegraMed harmless from any and all claims PC would have against IntegraMed under Article 3 of the Agreement regarding services related to computer software that IntegraMed agrees to provide or make available to PC.

2. Section 3.1.1 is hereby deleted and the following is substituted therefor:

                  "3.1.1 PC hereby engages IntegraMed for the Services. IntegraMed agrees to provide the Services in the City of Baltimore and the Counties of Baltimore, Carroll, Cecil, Harford (collectively, the Baltimore Area") Charles, St. Mary's, Calvert, Prince George's, Anne Arundel, Howard, Frederick and Montgomery , Summerset, Worcester, Wicomico, Dorchester, Caroline and Talbot in the State of Maryland, the District of Columbia, and the Counties of Loudoun, Fauquier, Fairfax, Prince William, Stafford and Frederick in the Commonwealth of Virginia (collectively, the "Territory"), and PC agrees to limit its use of the Services to the Territory, without prior written consent of IntegraMed. None of the Services made available to PC include any physician medical functions."

                  "PC will also be given the right of first refusal to purchase the additional counties of Queen Anne's and Kent in the State of Maryland at the then prevailing Affiliate fee in the event that the Company has a buyer of Affiliate Services that wants those counties included in such Affiliate's exclusive territory." In the event PC conducts business in Queen Anne's and/or Kent counties and no Affiliate expresses interest in such counties, PC shall not be obligated to purchase these counties.

3. A new Section 6.5 is hereby added to the Agreement as follows:

         " 6.5 Notwithstanding anything herein to the contrary, upon termination of this Agreement, PC shall continue to have the right to use the tradename SHARED RISK (R) in accordance with the license agreement attached hereto as
Exhibit 6.5.

4. Section 7.1.4 is hereby deleted in its entirety and the following substituted therefor:

                  "7.1.4 during each year of this Agreement, an Additional Service Fee, paid monthly but reconciled quarterly, in accordance with the following table:

Applicable Year        Additional Service Fee    Maximum Additional Service Fee
---------------        ----------------------    ------------------------------

2007                            10% of PDE                  1,171,000
2008                            10% of PDE                  1,071,000
2009 and thereafter             10% of PDE                  1,351,000

                  Notwithstanding anything in this Section 7.1.4 to the contrary, beginning January 1, 2007, the minimum annual Additional Service Fee paid to IntegraMed under this Agreement shall not be less than $540,000 per year, and the maximum annual Additional Service Fee paid to IntegraMed shall not exceed the amounts set forth for the above indicated years, but in no event shall the annual Additional Service Fee exceed 20% of PDE.

                  It is agreed that commencing with the Effective Date, as defined in that certain Asset Purchase and Sale Agreement dated of even date between PC and Greater Baltimore Medical Center, the Maximum Additional Service Fee shall increase by $271,000. For the years 2007 through 2011, the $271,000 Additional Service Fee shall be paid in accordance with the following chart and any unpaid portion of the $271,000 Additional Service Fee shall bear interest at annual rate of six (6%) percent:

------------- --------------------------- -------------------------- --------------------
    Year       Amount Due To IntegraMed    Amount to be Paid by PC       Amount Owing
------------- --------------------------- -------------------------- --------------------

        2007         $271,000(1)                   $171,000                $100,000
------------- --------------------------- -------------------------- --------------------

        2008         $271,000                      $221,000                $150,000
------------- --------------------------- -------------------------- --------------------

        2009         $271,000                      $271,000                $150,000
------------- --------------------------- -------------------------- --------------------

        2010         $280,000(2)                   $330,000                $100,000
------------- --------------------------- -------------------------- --------------------

        2011         $277,000 (3)                  $377,000                       0
------------- --------------------------  -------------------------- --------------------

         (1) Said amount will be prorated for 2007 based on the Effective Date, as defined in that certain Asset Purchase and Sale Agreement between PC and Greater Baltimore Medical Center, Inc of even date. As a result of prorating the $271,000, the maximum Additional Service Fee for 2007 shall be prorated by a dollar amount equal to the prorated $271,000.

         (2)      Includes 6% interest on $150,000 owed to IntegraMed.

         (3)      Includes 6% interest on $100,000 owed to IntegraMed.

5. Section 7.5 is hereby deleted in its entirety and the following substituted therefor:

                  "7.5 FIXED ASSET INTEREST. PC will incur no interest on IntegraMed net fixed assets at the Facilities totaling $2.1 million and below. PC agrees to pay IntegraMed interest equal to the prime rate of IntegraMed's primary bank on IntegraMed net fixed assets at the Facilities between $2.1 million and $2.5 million, and prime plus 2% on IntegraMed net fixed assets at the Facilities in excess of $2.5 million."

6. The Agreement is hereby amended to add the following new Section 8.1.1 to
Article 8:

                  "8.1.1 In consideration of a payment in the amount of $500,000, payable 1/2 upon the Effective Date, as defined in that certain Asset Purchase and Sale Agreement dated of even date between PC and Greater Baltimore Medical Center and 1/2 on the first anniversary date of the Effective Date, PC hereby grants to IntegraMed the exclusive right to provide the Services to PC in the Baltimore Area."

7. All other provisions of the Agreement, as amended, not in conflict with this Amendment No. 9 remain in full force and effect.

         IN WITNESS WHEREOF, the parties have signed this Amendment No. 9 as the date first written above.

INTEGRAMED AMERICA, INC.



By: /s/Jay Higham
    -----------------------------
       Jay Higham, President & CEO



SHADY GROVE FERTILITY REPRODUCTIVE SCIENCE CENTER, P.C.



By: /s/Michael J. Levy
       --------------------------------
       Michael J. Levy, M.D., President